Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Laura Scorza, Sr. Public Relations Manager – Europe +41-(0) 21-863-5336

Logitech Announces First Quarter Results for FY 2012

Company Takes $34M Q1 Charge for Planned Price Reduction on Logitech Revue

FREMONT, Calif., July 27, 2011 and MORGES, Switzerland, July 28, 2011 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the first quarter of Fiscal Year 2012.

Sales for Q1 FY 2012 were $480 million compared to $479 million in Q1 FY 2011. Excluding the favorable impact of exchange rate changes, sales declined by 4 percent year over year. The Company posted an operating loss of $45 million, compared to operating income of $12 million in the same quarter a year ago. Included in Logitech’s Q1 FY 2012 operating loss is a $34 million charge to cost of goods sold due to a planned price reduction on Logitech Revue with Google TV. The net loss for Q1 FY 2012 was $30 million ($0.17 per share) compared to net income of $20 million ($0.11 per share) in Q1 of FY 2011. Gross margin for Q1 FY 2012, reflecting the charge related to repricing of Logitech Revue, was 26.1 percent, down from 35.3 percent one year ago.

Logitech’s retail sales for Q1 FY 2012 were flat year over year, with an increase in Asia of 29 percent, an increase in the Americas of 1 percent, and a decrease in EMEA of 14 percent. OEM sales decreased by 16 percent. Sales for the LifeSize division grew 34 percent.

In Q1, Logitech achieved strong growth in Asia, driven primarily by China. Also notable for the first quarter was continued sales momentum by the LifeSize division and a positive initial reception of the Company’s new tablet accessories.

While Logitech is making progress in improving operations in the Company’s EMEA sales region, the Q1 performance reflects sustained weakness in the region. The Company also experienced minimal sales growth in its Americas region, primarily due to very weak sales in the Digital Home category. Logitech’s loss in Q1 was compounded by the significant impact of the decision to reduce the price of Logitech Revue from $249 to $99 during Q2. The action was taken with the goal of accelerating adoption of the Google TV platform by removing price as a barrier to broad consumer acceptance.

Logitech Announces Q1 FY 2012 Results – Page 2

In a separate announcement today, Logitech said that Chairman Guerrino De Luca has assumed the additional role of acting president and chief executive officer, succeeding departing CEO Gerald P. Quindlen.

“I resume my former role as CEO, on an acting basis, with unwavering commitment to Logitech and strong confidence in the Company’s future and growth potential,” said Guerrino De Luca. “My priorities will be to pursue our many opportunities with a strong sense of urgency and to renew the confidence in Logitech among all stakeholders.”

Outlook

For Fiscal Year 2012, ending March 31, 2012, Logitech has lowered its sales outlook from approximately $2.6 billion to approximately $2.5 billion. The Company has lowered its FY 2012 target for operating income from approximately $185 million to equal to or greater than FY 2011 operating income of $143 million.

Prepared Remarks Available Online

Logitech has made its prepared written remarks for the financial results teleconference available online on the Logitech corporate Web site at http://ir.logitech.com. The remarks are posted in the Calendar section on the Investor home page.

Financial Results Teleconference and Webcast

Logitech will hold a financial results teleconference on Thursday, July 28, 2011 at 8:30 a.m. Eastern Daylight Time and 14:30 Central European Summer Time. A live webcast of the call, along with presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com.

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

# # #

This press release contains forward-looking statements, including the statements regarding anticipated sales and operating income for FY 2012 and the goal of the Logitech Revue price drop. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include: the demand of our customers and our consumers for our products and our ability to accurately forecast it; if our investment prioritization decisions do not result in the sales or profitability growth we expect, or when we expect it; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; the sales mix among our lower- and higher-margin products and our geographic sales mix; if our product introductions and marketing activities do not result in the sales and profitability growth we expect, or when we expect it; if the Logitech Revue price drop does not achieve its intended goal; if we fail to take advantage of trends in the consumer electronics and personal computers industries, including the growth of mobile computing devices such as smartphones and tablets with touch interfaces, or if significant demand for peripherals to use with tablets and other mobile devices with touch interfaces does not develop; if there is a deterioration of business and economic conditions in one or more of our sales regions, or significant fluctuations in currency exchange rates; competition in the video conferencing and communications industry, including from companies with significantly greater resources, sales and marketing organizations, installed base and name recognition; as well as those additional factors set forth in Logitech’s periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 available at www.sec.gov. Logitech does not undertake to update any forward-looking statements, which speak as of their respective dates.

Logitech Announces Q1 FY 2012 Results – Page 3

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI - IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended June 30,
CONSOLIDATED STATEMENTS OF OPERATIONS	2011	2010
Net sales	$480,441	$479,330
Cost of goods sold	354,834	310,301

Gross profit	125,607	169,029

% of net sales	26.1%	35.3%

Operating expenses:
Marketing and selling	99,793	91,477
Research and development	39,981	38,389
General and administrative	30,865	27,360

Total operating expenses	170,639	157,226

Operating income (loss)	(45,032)	11,803

Interest income, net	690	521
Other income, net	5,191	1,796

Income (loss) before income taxes	(39,151)	14,120
Benefit for income taxes	(9,545)	(5,402)

Net income (loss)	$(29,606)	$19,522

Shares used to compute net income (loss) per share:
Basic	179,331	175,492
Diluted	179,331	177,358
Net income (loss) per share:
Basic	$(0.17)	$0.11
Diluted	$(0.17)	$0.11

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS	June 30, 2011	March 31, 2011	June 30, 2010
Current assets
Cash and cash equivalents	$476,367	$477,931	$317,315
Accounts receivable	241,456	258,294	213,567
Inventories	317,548	280,814	279,800
Other current assets	90,117	59,347	63,031

Total current assets	1,125,488	1,076,386	873,713
Property, plant and equipment	81,236	84,160	87,692
Intangible assets
Goodwill	547,184	547,184	553,462
Other intangible assets	67,986	74,616	88,486
Other assets	71,183	79,210	68,137

Total assets	$1,893,077	$1,861,556	$1,671,490

Current liabilities
Accounts payable	$328,305	$298,160	$316,881
Accrued liabilities	189,374	172,560	175,090

Total current liabilities	517,679	470,720	491,971

Other liabilities	189,059	185,835	152,049

Total liabilities	706,738	656,555	644,020

Shareholders’ equity	1,186,339	1,205,001	1,027,470

Total liabilities and shareholders’ equity	$1,893,077	$1,861,556	$1,671,490

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

	Three Months Ended June 30,
CONSOLIDATED STATEMENTS OF CASH FLOWS	2011	2010
Cash flows from operating activities:
Net income (loss)	$(29,606)	$19,522
Non-cash items included in net income (loss):
Depreciation	13,172	12,338
Amortization of other intangible assets	6,630	6,911
Share-based compensation expense	9,715	8,462
Gain on disposal of fixed assets	(4,904)	(838)
Excess tax benefits from share-based compensation	(24)	(421)
Gain on cash surrender value of life insurance policies	—	(440)
Deferred income taxes and other	(13,701)	(292)
Changes in assets and liabilities:
Accounts receivable	19,097	(18,404)
Inventories	(34,810)	(66,019)
Other assets	(6,015)	(4,945)
Accounts payable	29,346	60,525
Accrued liabilities	14,844	(10,281)

Net cash provided by operating activities	3,744	6,118

Cash flows from investing activities:
Purchases of property, plant and equipment	(10,561)	(11,918)
Purchases of trading investments	(3,545)	—
Sales of trading investments	3,500	—
Proceeds from sale of property, plant and equipment	4,904	2,688

Net cash used in investing activities	(5,702)	(9,230)

Cash flows from financing activities:
Proceeds from sale of shares upon exercise of options and purchase rights	607	5,329
Tax withholdings related to net share settlements of RSUs	(176)	(223)
Excess tax benefits from share-based compensation	24	421

Net cash provided by financing activities	455	5,527

Effect of exchange rate changes on cash and cash equivalents	(61)	(5,044)

Net decrease in cash and cash equivalents	(1,564)	(2,629)
Cash and cash equivalents at beginning of period	477,931	319,944

Cash and cash equivalents at end of period	$476,367	$317,315

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended
	June 30,
SUPPLEMENTAL FINANCIAL INFORMATION	2011	2010
Depreciation	$13,172	$12,338
Amortization of other intangible assets	6,630	6,911
Operating income (loss)	(45,032)	11,803
Operating income before depreciation and amortization	(25,230)	31,052
Capital expenditures	10,561	11,918

Net sales by channel:
Retail	$394,776	$393,867
OEM	49,178	58,335
LifeSize	36,487	27,128

Total net sales	$480,441	$479,330

Net retail sales by product family:
Retail - Pointing Devices	$132,062	$131,846
Retail - Keyboards & Desktops	94,596	75,281
Retail - Audio	81,565	95,646
Retail - Video	49,845	47,057
Retail - Gaming	23,392	15,451
Retail - Digital Home	13,316	28,586

Total net retail sales	$394,776	$393,867

	Quarter Ended June 30,
Share-based Compensation Expense	2011	2010
Cost of goods sold	$1,160	$991
Marketing and selling	3,517	3,077
Research and development	1,808	1,776
General and administrative	3,230	2,618
Income tax benefit	(2,389)	(1,895)

Total share-based compensation expense after income taxes	$7,326	$6,567

Share-based compensation expense net of tax, per share (diluted)	$0.04	$0.04

Constant dollar sales (sales excluding impact of exchange rate changes)

We refer to our net sales excluding the impact of foreign currency exchange rates as constant dollar sales. Constant dollar sales are a non-GAAP financial measure, which is information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. GAAP. Our management uses these non-GAAP measures in its financial and operational decision-making, and believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate a better understanding of changes in net sales. Constant dollar sales are calculated by translating prior period sales in each local currency at the current period’s average exchange rate for that currency.